Exhibit 99.2
Gaming Regulation Overview
General
The ownership and operation of gaming facilities and online real money platforms is subject to pervasive regulation under the laws, rules and regulations of each of the jurisdictions in which Caesars Acquisition Company ("CAC") and Caesars Growth Partners, LLC ("CGP LLC") do business. Gaming laws are based upon declarations of public policy designed to ensure that gaming is conducted honestly, competitively and free of criminal and corruptive elements. Since the continued growth and success of gaming is dependent upon public confidence, gaming laws protect gaming consumers and the viability and integrity of the gaming industry, including prevention of cheating and fraudulent practices. Gaming laws may also be designed to protect and maximize state and local revenues derived through taxation and licensing fees imposed on gaming industry participants and to enhance economic development and tourism. To accomplish these public policy goals, gaming laws establish procedures to ensure that participants in the gaming industry meet certain standards of character and fitness, or suitability. In addition, gaming laws require gaming industry participants to:

•	establish and maintain responsible accounting practices and procedures;

•	maintain effective controls over their financial practices, including establishment of minimum procedures for internal fiscal affairs and the safeguarding of assets and revenues;

•	maintain systems for reliable record keeping;

•	file periodic reports with gaming regulators; and

•	maintain strict compliance with various laws, regulations and required minimum internal controls pertaining to gaming.
Typically, regulatory environments in the jurisdictions in which CAC and CGP LLC or their licensees do business are established by statute and are administered by a regulatory agency or agencies with interpretive authority with respect to gaming laws and regulations and broad discretion to regulate the affairs of owners, managers and persons/entities with financial interests in gaming operations. Among other things, gaming authorities in the various jurisdictions in which CAC and CGP LLC do business:

•	adopt rules and regulations under the implementing statutes;

•	make appropriate investigations to determine if there has been any violation of laws or regulations;

•	enforce gaming laws and impose disciplinary sanctions for violations, including fines and penalties;

•	review the character and fitness of participants in gaming operations and make determinations regarding their suitability or qualification for licensure;

•	grant licenses for participation in gaming operations;

•	collect and review reports and information submitted by participants in gaming operations; and

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review and approve transactions, such as acquisitions or change-of-control transactions of gaming industry participants, securities offerings and debt transactions engaged in by such participants; and establish and collect fees and/or taxes.

Licensing and Suitability Determinations
Gaming laws require owners and operators engaged in gaming operations, and certain of their directors, officers and employees, and in some cases, stockholders and holders of debt securities, to obtain licenses or to obtain findings of suitability from gaming authorities. Licenses or findings of suitability typically require a determination that the applicant qualifies or is suitable. Gaming authorities have very broad discretion in determining whether an applicant qualifies for licensing or should be deemed suitable. Subject to certain administrative proceeding requirements, the gaming regulators have the authority to deny any application or limit, condition, restrict, revoke or suspend any license, registration, finding of suitability or approval, or fine any person licensed, registered or found suitable or approved, for any cause deemed reasonable by the gaming authorities. Criteria used in determining whether to grant a license or finding of suitability, while varying between jurisdictions, generally include consideration of factors such as:

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the financial stability, integrity and responsibility of the applicant, including whether the operation is adequately capitalized in the jurisdiction and exhibits the ability to maintain adequate insurance levels;

•	the quality and security of the applicant's gaming facilities or online real money platform, as applicable;

•	the past history of the applicant in relation to other gaming activities; and

•	the effect on competition and general impact on the community.
In evaluating individual applicants, gaming authorities consider the individual's reputation for good character and criminal and financial history and the character of those with whom the individual associates.
Some jurisdictions limit the number of licenses granted to operate gaming facilities within the jurisdiction, which is the case in Maryland, and some jurisdictions limit the number of licenses granted to any one gaming operator.
All of CAC and CGP LLC's jurisdictions have statutory or regulatory provisions that govern the required action that must be taken in the event that a license is revoked or not renewed. This can include criminal sanctions against those who operate outside the scope of those activities for which they are licensed.
In addition to investigating CAC and/or CGP LLC, gaming authorities may investigate any individual or entity having a material relationship to, or material involvement with, CAC or CGP LLC, any of its direct or indirect interest holders, including stockholders of CAC, or its subsidiaries to determine whether such individual or entity is suitable or should be licensed as a business associate of a gaming licensee. Certain jurisdictions require that any change in our directors or officers, including the directors or officers of our subsidiaries, must be approved by the requisite regulatory agency. Certain of the officers, directors and certain key employees of CAC, CGP LLC and their subsidiaries must also file applications with the gaming authorities and are required to be licensed, qualified or be found suitable. Gaming authorities may deny an application for licensing for any cause which they deem reasonable. Qualification and suitability determinations require submission of detailed personal and financial information followed by a thorough investigation. The burden of demonstrating suitability is on the applicant, who must pay all the costs of the investigation. Changes in licensed positions must be reported to gaming authorities and in addition to their authority to deny an application for licensure, qualification or a finding of suitability, gaming authorities have jurisdiction to condition, limit, or disapprove of a change in a corporate position.
If gaming authorities were to find that an officer, director or key employee fails to qualify or is unsuitable for licensing or unsuitable to continue having a relationship with CAC or CGP LLC, CAC and CGP LLC would have to sever all relationships with such person. In addition, gaming authorities may require us to terminate the employment of any person who refuses to file appropriate applications.
Moreover, in many jurisdictions, any of our stockholders or holders of our debt securities may be required to file an application, be investigated, and qualify or have his, her or its suitability determined. For example, under Nevada gaming laws, each person who acquires, directly or indirectly, beneficial ownership of any voting security, or beneficial or record ownership of any non-voting security or any debt security in a public corporation which is registered with the Nevada Gaming Commission (the "Nevada Commission"), such as CAC, may be required to be found suitable if the Nevada Commission has reason to believe that his or her acquisition of that ownership, or his or her continued ownership in general, would be inconsistent with the declared public policy of Nevada, in the sole discretion of the Nevada Commission. Any person required by the Nevada Commission to be found suitable shall apply for a finding of suitability within 30 days after the Nevada Commission's request that he or she should do so and, together with his or her application for suitability, deposit with the Nevada Gaming Control Board (the "Nevada Board") a sum of money which, in the sole discretion of the Nevada Board, will be adequate to pay the anticipated costs and charges incurred in the investigation and processing of that application for suitability, and deposit such additional sums as are required by the Nevada Board to pay final costs and charges.
Furthermore, any person required by a gaming authority to be found suitable, who is found unsuitable by the gaming authority, shall not be able to hold directly or indirectly the beneficial ownership of any voting security or the beneficial or record ownership of any nonvoting security or any debt security of any public corporation which is registered with the gaming authority, such as CAC, beyond the time prescribed by the gaming authority. A violation of the foregoing may constitute a criminal offense. A finding of unsuitability by a particular gaming authority impacts that person's ability to associate or affiliate with gaming licensees in that particular jurisdiction and could impact the person's ability to associate or affiliate with gaming licensees in other jurisdictions.
Many jurisdictions also require any person who acquires beneficial ownership of more than a certain percentage of our voting securities and, in some jurisdictions, our non-voting securities, typically 5%, to report the acquisition to gaming authorities, and gaming authorities may require such holders to apply for qualification or a finding of suitability. Most gaming authorities, however, allow an "institutional investor" to apply for a waiver that allows the "institutional investor" to acquire, in most cases, up to 15% of our voting securities without applying for qualification or a finding of suitability, while in Nevada, the authorities apply the waiver for up to 25% of voting securities. An "institutional investor" is generally defined as an investor acquiring and holding voting securities in the ordinary course of business as an institutional investor, and not for the purpose of causing, directly or indirectly, the election of a majority of the members of our board of directors, any change in our corporate charter, by-laws, management, policies or operations, or those of any of our gaming affiliates, or the taking of any other action which gaming authorities find to be inconsistent with holding our voting securities for investment purposes only. An application for a waiver as an institutional investor requires the submission of detailed information about the company and its regulatory filings, the name of each person that beneficially owns more than 5% of the institutional investor's voting securities or other equivalent and a certification made under oath or penalty for perjury, that the voting securities were acquired and are held for investment purposes only. Even if a waiver is granted, an institutional investor generally may not take any action inconsistent with its status when the waiver was granted without once again becoming subject to the foregoing reporting and application obligations. A change in the investment intent of an institutional investor must be reported to certain regulatory authorities immediately after its decision.
Although the above describes the process in Nevada and many jurisdictions, some differ.
Notwithstanding, each person who acquires directly or indirectly, beneficial ownership of any voting security, or beneficial or record ownership of any nonvoting security or any debt security in CAC may be required to be found suitable if a gaming authority has reason to believe that such person's acquisition of that ownership would otherwise be inconsistent with the declared policy of the jurisdiction.
Generally, any person who fails or refuses to apply for a finding of suitability or a license within the prescribed period after being advised it is required by gaming authorities may be denied a license or found unsuitable, as applicable. The same restrictions may also apply to a record owner if the record owner, after request, fails to identify the beneficial owner. Any person found unsuitable or denied a license and who holds, directly or indirectly, any beneficial ownership of our securities beyond such period of time as may be prescribed by the applicable gaming authorities may be guilty of a criminal offense. Furthermore, we may be subject to disciplinary action if, after we receive notice that a person is unsuitable to be a stockholder or to have any other relationship with us or any of our subsidiaries, we:

•	pay that person any dividend or interest upon our voting securities;

•	allow that person to exercise, directly or indirectly, any voting right conferred through securities held by that person;

•	pay remuneration in any form to that person for services rendered or otherwise; or

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fail to pursue all lawful efforts to require such unsuitable person to relinquish his voting securities including, if necessary, the immediate purchase of said voting securities for cash at fair market value.

Although most jurisdictions generally do not require the individual holders of debt such as notes or loans to be investigated and found suitable, gaming authorities may nevertheless retain the discretion to do so for any reason, including but not limited to, a default, or where the holder of the debt instruments exercises a material influence over the gaming operations of the entity in question. Any holder of debt required to apply for a finding of suitability or otherwise qualify must generally pay all investigative fees and costs of the gaming authority in connection with such an investigation. If the gaming authority determines that a person is unsuitable to own such debt, we may be subject to disciplinary action, including the loss of our approvals, if without the prior approval of the gaming authority, we:

•	pay to the unsuitable person any interest or any distribution whatsoever;

•	recognize any voting right by the unsuitable person in connection with those securities;

•	pay the unsuitable person remuneration in any form; or

•	make any payment to the unsuitable person by way of principal, redemption, conversion exchange, liquidation or similar transaction.
Certain jurisdictions impose similar restrictions in connection with debt securities and retain the right to require holders of debt securities to apply for a license or otherwise be found suitable by the gaming authority.
Nevada law does not permit us to make a public offering of securities if the proceeds of the offering are intended to be used in connection with gaming operations in Nevada without either the prior approval of the Nevada Gaming Commission or a ruling by the Chairman of the Nevada Gaming Control Board that an application for approval of the offering by the Nevada Gaming Commission is not necessary. Under New Jersey gaming laws, if a holder of our debt or equity securities is required to qualify, the holder may be required to file an application for qualification or divest itself of the securities. If the holder files an application for qualification, it must place the securities in trust with an approved trustee. If the gaming regulatory authorities approve interim authorization, and while the application for plenary qualification is pending, such holder may, through the approved trustee, continue to exercise all rights incident to the ownership of the securities. If the gaming regulatory authorities deny interim authorization, the trust shall become operative and the trustee shall have the authority to exercise all the rights incident to ownership, including the authority to dispose of the securities and the security holder shall have no right to participate in casino earnings and may only receive a return on its investment in an amount not to exceed the actual cost of the investment (as defined by New Jersey gaming laws). If the security holder obtains interim authorization but the gaming authorities later find reasonable cause to believe that the security holder may be found unqualified, the trust shall become operative and the trustee shall have the authority to exercise all rights incident to ownership pending a determination on such holder's qualifications. However, during the period the securities remain in trust, the security holder may petition the New Jersey gaming authorities to direct the trustee to dispose of the trust property and distribute proceeds of the trust to the security holder in an amount not to exceed the lower of the actual cost of the investment or the value of the securities on the date the trust became operative. If the security holder is ultimately found unqualified, the trustee is required to sell the securities and to distribute the proceeds of the sale to the applicant in an amount not exceeding the lower of the actual cost of the investment or the value of the securities on the date the trust became operative and to distribute the remaining proceeds to the state. If the security holder is found qualified, the trust agreement will be terminated.
CAC's Certificate of Incorporation contains provisions establishing the right to redeem the securities of disqualified holders if necessary to avoid any regulatory sanctions, to prevent the loss or to secure the reinstatement of any license or franchise, or if such holder is determined by any gaming regulatory agency to be unsuitable, has an application for a license or permit denied or rejected, or has a previously issued license or permit rescinded, suspended, revoked or not renewed. CAC's Certificate of Incorporation also contains provisions defining the redemption price and the rights of a disqualified security holder.
CAC and CGP LLC's jurisdictions also require that manufacturers and distributors of gaming equipment and suppliers of certain goods and services to gaming industry participants be licensed and require us to purchase and lease gaming equipment, supplies and services only from licensed suppliers. In addition, regulatory authorities in one or more jurisdictions may require CAC or CGP LLC to obtain new licenses in connection with the October 2013 formation transactions and the May 2014 acquisition transactions or due to future changes in regulation. For instance, the Missouri Gaming Commission has required that CAC obtain certain licenses after the closing of the Transactions even though CGP LLC does not operate in Missouri. The failure of CAC to maintain a license from the Missouri Gaming Commission could, among other things, result in the loss of Caesars Entertainment's gaming license in Missouri. If other jurisdictions require CAC or CGP LLC to obtain new licenses in connection with the Transactions or due to future changes in regulation, and CAC or CGP LLC is unable to obtain those licenses, it could adversely impact CAC and CGP LLC's business, financial condition and results of operations.
Violations of Gaming Laws
If CAC, CGP LLC or their subsidiaries violate applicable gaming laws, its gaming licenses could be limited, conditioned, suspended or revoked by gaming authorities, and we and any other persons involved could be subject to substantial fines. Further, a supervisor or conservator can be appointed by gaming authorities to operate our gaming properties, or in some jurisdictions, take title to our gaming assets in the jurisdiction, and under certain circumstances, earnings generated during such appointment could be forfeited to the applicable jurisdictions. Furthermore, violations of laws in one jurisdiction could result in disciplinary action in other jurisdictions. As a result, violations by us of applicable gaming laws could have a material adverse effect on our financial condition, prospects and results of operations.
Reporting and Recordkeeping Requirements
CAC, CGP LLC and/or their subsidiaries are required to periodically submit detailed financial and operating reports and furnish any other information about CAC, CGP LLC or their subsidiaries which gaming authorities may require. Under federal law, CAC, CGP LLC and/or their subsidiaries are required to record and submit detailed reports of currency transactions involving greater than $10,000 at their casinos and Suspicious Activity Reports if the facts presented so warrant. Some jurisdictions require CAC, CGP LLC and/or their subsidiaries to maintain a log that records aggregate cash transactions in the amount of $3,000 or more, although Nevada does not have any reporting or recordkeeping requirements other than compliance with Title 31 of the Bank Secrecy Act. CAC, CGP LLC and/or their subsidiaries are required to maintain a current stock ledger which may be examined by gaming authorities at any time. CAC, CGP LLC and/or their subsidiaries may also be required to disclose to gaming authorities upon request the identities of the holders of their debt or other securities. If any securities are held in trust by an agent or by a nominee, the record holder may be required to disclose the identity of the beneficial owner to gaming authorities. Failure to make such disclosure may be grounds for finding the record holder unsuitable. Gaming authorities may also require certificates for the stock of CAC, CGP LLC and/or their subsidiaries to bear a legend indicating that the securities are subject to specified gaming laws. In certain jurisdictions, gaming authorities have the power to impose additional restrictions on the holders of securities issued by CAC, CGP LLC and/or their subsidiaries at any time.
Review and Approval of Transactions
Substantially all material loans, leases, sales of securities and similar financing transactions by CAC, CGP LLC and their subsidiaries must be reported to, or approved by, gaming authorities. Neither CAC, CGP LLC nor any of their subsidiaries may make a public offering of securities without the prior approval of certain gaming authorities, such as Nevada, if the securities or the proceeds therefrom are intended to be used to construct, acquire or finance gaming facilities in such jurisdictions, or to retire or extend obligations incurred for such purposes. Such approval, if given, does not constitute a recommendation or approval of the investment merits of the securities subject to the offering. Changes in control through merger, consolidation, stock or asset acquisitions, management or consulting agreements, or otherwise, require prior approval of gaming authorities in certain jurisdictions. Entities seeking to acquire control of CAC, CGP LLC or one of their subsidiaries must satisfy gaming authorities with respect to a variety of stringent standards prior to assuming control. Gaming authorities may also require controlling stockholders, officers, directors and other persons having a material relationship or involvement with the entity proposing to acquire control, to be investigated and licensed as part of the approval process relating to the transaction.
Certain gaming laws and regulations in jurisdictions CAC and/or CGP LLC operate in, including Nevada, establish that certain corporate acquisitions opposed by management, repurchases of voting securities and corporate defense tactics affecting CAC, CGP LLC or their subsidiaries may be injurious to stable and productive corporate gaming, and as a result, prior approval may be required before CAC and CGP LLC may make exceptional repurchases of voting securities (such as repurchases which treat holders differently) above the current market price and before a corporate acquisition opposed by management can be consummated. In certain jurisdictions, such as Nevada, the gaming authorities also require prior approval of a plan of recapitalization proposed by the board of directors of a publicly traded corporation which is registered with the gaming authority in response to a tender offer made directly to the registered corporation's stockholders for the purpose of acquiring control of the registered corporation.
Because licenses under gaming laws are generally not transferable, CAC and CGP LLC's ability to grant a security interest in any of our gaming assets is limited and may be subject to receipt of prior approval from gaming authorities. A pledge of the stock of a subsidiary holding a gaming license and the foreclosure of such a pledge may be ineffective without the prior approval of gaming authorities. Moreover, CAC and CGP LLC's subsidiaries holding gaming licenses may be unable to guarantee a security issued by an affiliated or parent company pursuant to a public offering, or pledge their assets to secure payment of the obligations evidenced by the security issued by an affiliated or parent company, without the prior approval of gaming authorities.
Some jurisdictions also require CAC and/or CGP LLC to file a report with the gaming authority within a prescribed period of time following certain financial transactions and the offering of debt securities. Were they to deem it appropriate, certain gaming authorities reserve the right to order such transactions rescinded.
Certain jurisdictions, such as Nevada, require the implementation of a compliance review and reporting system created for the purpose of monitoring activities related to our continuing qualification. These plans require periodic reports to senior management of CAC and/or CGP LLC and to the regulatory authorities.
Certain jurisdictions require that an independent audit committee oversee the functions of surveillance and internal audit departments at CGP LLC's casinos.
License Fees and Gaming Taxes
CAC and CGP LLC pay license fees and taxes in the jurisdictions in which their operations are conducted, in connection with its casino gaming operations and its online real money gaming applications, computed in various ways depending on the type of gaming or activity involved. Depending upon the particular fee or tax involved, these fees and taxes are payable either daily, monthly, quarterly or annually. License fees and taxes are based upon such factors as:

•	a percentage of the gross revenues received; and

•	the number of gaming devices and table games operated;
In certain jurisdictions, such as Nevada, gaming tax rates are graduated with the effect of increasing as gross revenues increase. Also, in certain jurisdictions, CAC and CGP LLC pay different rates depending on the type of gaming activity. For example, in Maryland, the tax rate on slot machines is currently 61% (which will be reduced to 54% upon the opening of the facility in Prince George County, Maryland, which opened in December 2016) and on table games is 20%. Furthermore, tax rates are subject to change, sometimes with little notice, and it is common for legislatures in CAC and CGP LLC's jurisdictions to discuss the relative merits of changing gaming taxes on a regular basis. For example, in the 20912 zip code area, Maryland lowered the gaming tax rate on slot machines as part of legislation that introduced table games in the jurisdiction. Live entertainment tax is also paid in certain jurisdictions, such as Nevada, by casino operations where entertainment is furnished in connection with the selling or serving of food or refreshments or the selling of merchandise.
Internet Gaming
Current Spheres of Business
Caesars Interactive Entertainment, LLC ("CIE", formerly Caesars Interactive Entertainment, Inc.) provides online real money gaming in the UK through arrangements with third-parties. In addition, in December 2012, CIE received a license to provide online real money poker in Nevada and launched WSOP.com in September 2013. Also, a subsidiary of CIE received a license and operates online real money gaming sites in New Jersey under the Caesars, Harrah's and WSOP brands.
In the following paragraphs, we describe in general terms the legal environment that exists in the UK, Nevada and New Jersey and the mechanisms by which CIE is legally entitled to provide online real money gaming.
UK Operations
CIE currently derives revenue from gaming offered to members of the UK public through arrangements with two companies, 888 and Entertaining Play Limited ("Entertaining Play"). 888 is a subsidiary of Cassava Enterprises (Gibraltar) Limited ("Cassava") (which operates under the name 888.com) and Entertaining Play is a subsidiary of Gamesys Limited ("Gamesys", which operates under the name JackpotJoy).
Under the current arrangements, 888 is responsible for providing real money online poker and casino gaming under the brand name "World Series of Poker" and Entertaining Play is responsible for providing real money online bingo, online casino games and other real money offerings such as online slots under the "Caesars" brand name. In each case, the contractual arrangement limits the companies to offering the gaming services to the territory of the UK unless otherwise agreed.
Both 888 and Entertaining Play are companies which operate online gambling services under license from the Gibraltar Licensing Authority. 888 through Cassava is the holder of license number RGL No. 022 and Entertaining Play is the holder of license number RGL No. 046.
Gibraltar Online Regulatory Regime. The legislation currently governing gambling in Gibraltar is the Gibraltar Gambling Ordinance 2005. It provides a legal framework for the regulation, licensing and taxation of online gaming. The Gibraltar authorities have been licensing online gaming since 2005. Generally the Gibraltar Licensing Authority and the Gambling Commissioner are tasked with offering a stable and sophisticated regulatory environment, which is designed to support the gaming industry as a generator of income and provider of employment to the local economy.
As described above, CIE's agreements with 888 and Entertaining Play are restricted to the offering of gaming to UK citizens unless otherwise agreed.
UK Gambling Regulations. Gambling in the UK is regulated by the Gambling Act 2005 (the "Act"). The Act establishes the Gambling Commission as the statutory regulator that is responsible for granting licenses to operate as well as overseeing compliance with the law. The Act was amended by the Gambling (Licensing and Advertising) Act 2014 (the "2014 Act"), which changed the regulatory regime from a point of supply to a point of consumption. As a result of the 2014 Act, from November 2014, it has become a requirement for all gambling operators transacting with or advertising to customers based in Great Britain to hold a license from the Gambling Commission.
Further, all remote gambling software used by a Gambling Commission licensee must have been manufactured, adapted, supplied and installed by the holder of a Gambling Commission remote gambling software license.
Separately, legislation was passed that has made it a requirement, from December 2014, to pay remote gaming duty at a rate of 15% on all transactions with customers whose normal place of residence is in Great Britain.
Extensive changes have also recently been made by the Gambling Commission to the regulatory regime, including extensive changes to its License Conditions and Codes of Practice, which govern the way in which gambling should be offered in reliance on a Gambling Commission license.
The principal method for controlling gaming in the UK is through criminal law. In other words, the Act describes the offer or operation of a particular form of gaming as being a criminal offense unless the activity is (i) authorized by an appropriate license and (ii) operated in accordance with the conditions of that license.
Other Relevant Regulations. Both 888 and Entertaining Play collect data relating to customer activity, which is subject to the rules relating to the protection of privacy and data that apply across Europe (including under Gibraltar's separate legislation, which follows that of the UK). Data protection laws require those collecting data to only use and process such data for lawful uses where the data subject has given consent to the processing and has been provided with certain information as to the use and transferability of the data. Failure to comply with the law on data protection and privacy can give rise to regulatory sanctions, including in extreme cases fines and criminal offenses. As a result of these rules, 888 and Entertaining Play both provide privacy statements and terms and conditions indicating the way in which they will use data. The applicable terms and conditions are sufficiently broad in scope to permit CIE to take over the processing of that data upon expiry or termination of the current agreements and to provide that data to a third party. Furthermore, the European legislative institutions are currently considering significant amendments to the data protection regime in Europe which may impact upon CIE's ability to use customer data for marketing purposes.

As the controller of the brands being licensed, CIE may also be subject to third-party claims in connection with the online gaming services offered by CIE's partners and, to the extent that users of the service can upload information and content, claims in connection with such data users' uploaded content. Such claims could relate, amongst others, to intellectual property infringement, defamation, privacy issues, breaches of the Electronic Commerce (EC Directive) Regulations 2002 and breaches of confidential information.
Furthermore, CIE is subject to UK and pan-European laws and regulations relating to unfair commercial practices, misleading and comparative advertising and unfair terms in consumer contracts.
As the services offered under the brands which Caesars Entertainment licenses are offered online, there is an argument that those services are offered worldwide. Some jurisdictions may claim that CIE, 888 or Entertaining Play need to comply with regulations and legislation in their jurisdictions even where CAC nor CGP LLC have no intended presence or customer base in that jurisdiction. In this regard, CIE imposes on both 888 and Entertaining Play an obligation to limit or block the availability of the services in respect of any user in any territory if there is a risk of legal, regulatory or economic sanctions in that territory.
Finally, under CIE's arrangements, 888 and Entertaining Play are permitted to operate gaming under its brands. Should these events be run in a manner which does not comply with applicable regulations or CIE's policies or in a manner which is otherwise not reflective of international best practice, then CIE's brand and reputation may be adversely affected.
The UK is in the process of leaving the European Union. There is much speculation about the impact of Brexit on the legal position in the UK (and Gibraltar as part of the UK). However, it is not expected that Brexit will have any immediate impact on the arrangements and legal requirements described above.
Nevada Regulations
CIE is subject to the Nevada Gaming Control Act (the "Nevada Act") and to the licensing and regulatory controls of the Nevada Board and the Nevada Commission (and collectively with the Nevada Board, the "Nevada Gaming Authorities") due to its licensure as an "operator of an interactive gaming system" by the Nevada Commission (as described below). CIE is able to obtain an operator of an interactive gaming system license because it is an affiliate of a nonrestricted gaming licensee as defined in Nevada Revised Statute 463.0177.
CIE has been licensed by the Nevada Commission as an "operator of an interactive gaming system," which allows it to offer Internet poker to individuals located within the State of Nevada. 888 has applied for and received licensure by the Nevada Commission, and CIE currently uses its software for real money online poker in Nevada. If it were determined that CIE or CIE's service provider violated the Nevada Act or the regulations of the Nevada Commission, then the approvals and licenses held by CIE or the service provider could be limited, conditioned, suspended or revoked and CIE and/or the service provider, and the individuals involved, could be subject to substantial fines for each separate violation of the gaming laws at the discretion of the Nevada Commission. Any such action could have a material adverse effect on CIE. Furthermore, if additional states or the Federal government fail to enact online real money gaming legislation, CIE will be limited to offering online real money gaming to players in Nevada once CIE receives the required approvals.
New Jersey Regulations
In February 2013, the New Jersey legislature enacted new legislation to amend and supplement the Casino Control Act, providing for internet gaming at Atlantic City casinos under certain circumstances. The legislation includes a provision for casino games such as slots, blackjack and roulette in addition to poker and allows all existing brick-and-mortar casino operators and their affiliates, in the state to apply for a license to offer real money poker and casino games online to anyone within New Jersey state lines. In November 2013, a subsidiary of CIE began offering three regulated online real money gaming websites in New Jersey that are using and promoting the Caesars, Harrah's and WSOP brands: www.CaesarsCasino.com, www.HarrahsCasino.com and www.WSOP.com. In addition, 888 offers an online real money gaming site for persons located in New Jersey under our license.